EXHIBIT 99.1

New Director Appointed to Chemung Financial Board

ELMIRA, N.Y., March 16, 2016 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG) today announced that Kevin B. Tully, of Saratoga Springs, NY, has been appointed to the Boards of Directors of Chemung Financial Corporation and Chemung Canal Trust Company, effective today.  Mr. Tully is a licensed Certified Public Accountant (CPA) and a partner in the firm of Teal, Becker & Chiaramonte, a regional accounting firm headquartered in Albany, NY.  He joined the firm in 1982 and specializes in the areas of tax, finance and accounting for small and midsized businesses.

A photo accompanying this release is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/a3df68dc-67e9-427b-80be-6d0e28a69f4a

Mr. Tully earned an MBA from the University at Albany and a Bachelor of Business Administration from Siena College.  He is a member of the Board of Directors of the Fast Break Fund, Inc. and of Living Resources Corporation.  He served as a former Board Member of the Saratoga Children’s Museum and is a Member of the Albany Rotary Club.

Professionally, Mr. Tully is affiliated with the American Institute of Certified Public Accountants (AICPA), the New York State Society of Certified Public Accountants (NYSSCPA), the Saratoga Chamber of Commerce, the Saratoga Economic Development Corporation and the Capital Region Building Owners and Managers Association.

“Kevin brings a wealth of accounting and tax experience to our Board,” said Ronald M. Bentley, Chief Executive Officer of Chemung Financial and Chemung Canal Trust Company.  “His knowledge and input will be insightful as we plan the future growth of our company,” Bentley added.

Chemung Financial Corporation is the parent of Chemung Canal Trust Company, headquartered in Elmira, NY, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

Media note: Attached is a photo of Kevin B. Tully

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com